                                                                   Exhibit B

                          NATIONAL FUEL RESOURCES, INC.
                                  BALANCE SHEET

                                                       AT MARCH 31,
                                                 2003                2002
ASSETS
Current Assets:
  Cash and Temporary
    Cash Investments                         $ 3,780,400         $ 4,544,004
  Accounts Receivable - Net                   32,218,357          18,716,570
  Accounts Receivable - Interco                2,106,159             126,608
  Notes Receivable - Intercompany             43,500,000          13,200,000
  Reserve for Bad Debts                       (1,931,576)         (2,540,048)
  Gas Stored Underground                         238,350           5,056,743
  Other Current Assets                           301,308              45,786
                                              80,212,998          39,149,663

Property, Plant, and Equipment
  Furniture and Fixtures                       1,087,125           1,006,219
Less - Accumulated DD&A                         (924,545)           (796,404)
                                                 162,580             209,815

Fair Market Value of Derivative
Financial Instruments-Asset                      778,410           1,913,230
Other Assets                                      56,252             694,400

                                             $81,210,240         $41,967,108
                                             ===========         ===========

LIABILITIES
Current Liabilities:
  Accounts Payable                           $16,083,042         $    29,361
  Accrued Liabilities                          4,992,733           6,095,296
  Current Income Taxes - Federal               1,932,475           1,145,816
  Accounts Payable - Intercompany              4,365,594             180,938
  Notes Payable - Intercompany                         0                   0
  Dividend Payable                               200,000             100,000
                                              27,573,844           7,551,411
Long Term Liabilities:
Deferred Income Taxes                         (3,331,332)         (1,869,894)
Fair Market Value of Derivative
Financial Instruments-Liability                        0                   0
Miscellaneous Deferred Credits                13,127,026           1,211,460
                                               9,795,694            (658,434)

Stockholder's Equity:
  Common Stock                                    10,000              10,000
  Capital Paid in Excess of Par               33,490,000          33,490,000
  Retained Earnings                           11,841,420           1,966,584
  Unrealized Gain/Loss                        (1,500,718)           (392,452)
Total Equity                                  43,840,702          35,074,132

                                             $81,210,240         $41,967,109
                                             ===========         ===========